BEFORE
THE PUBLIC UTILITIES COMMISSION OF OHIO

In the Matter of the Application of The Dayton Power and Light Company d/b/a AES Ohio to Establish a Three-Year	: :	Case No. 25-0958-EL-AIR
Rate Plan for 2027, 2028 and 2029 Pursuant to R.C. 4909.18	:
In the Matter of the Application of The Dayton Power and Light Company d/b/a AES Ohio for Accounting Authority	: :	Case No. 25-0959-EL-AAM
In the Matter of the Application of
The Dayton Power and Light Company d/b/a AES Ohio for Approval of Revised Tariffs

In the Matter of the Application of
The Dayton Power and Light Company d/b/a AES Ohio for Rider Authority
	: : : :	Case No. 25-0960-EL-ATA Case No. 25-0961-EL-RDR

STIPULATION AND RECOMMENDATION

Pursuant to Ohio Adm.Code 4901-1-30, any two or more parties may enter into a written stipulation concerning a proposed resolution of some or all of the issues in a proceeding of the Public Utilities Commission of Ohio (“Commission” or “PUCO”). This Stipulation and Recommendation (“Stipulation”) sets forth the understanding and agreement of the parties that have signed below (“Signatory Parties”), who recommend that the Commission approve and adopt this Stipulation without modification to resolve all issues in the above-captioned proceedings.
This Stipulation reflects a just and reasonable resolution of the issues in these proceedings in consumers’ interest. It is the product of serious, arm’s-length bargaining among the Signatory Parties. All parties were invited to discuss and negotiate this Stipulation, and it was openly negotiated among those parties that chose to participate; no party was excluded from these negotiations. This Stipulation is supported by adequate data and information, and as a package, benefits customers and the public interest. This Stipulation violates no important regulatory principle or practice; indeed, it complies with and promotes the policies and requirements of Title 49 of the Ohio Revised Code. This Stipulation accommodates the diverse interests represented by the Signatory Parties and is entitled to careful consideration by the Commission.
WHEREAS, The Dayton Power and Light Company d/b/a AES Ohio (“AES Ohio” or the “Company”) is engaged in the business of supplying electricity for light, heat, and power purposes to more than 500,000 customers in West Central Ohio and is, therefore, an electric light company and a public utility, as defined by R.C. 4905.03(C) and 4905.02(A), respectively, and an electric distribution company under R.C. 4928.01(A)(6);
WHEREAS, AES Ohio’s current base rates for electric distribution service were approved by the Commission in Case No. 24-1009-EL-AIR, et al., using a date certain of September 30, 2024 and a test year of June 1, 2024 through May 31, 2025;
WHEREAS, AES Ohio commenced these proceedings by filing the Application of The Dayton Power and Light Company d/b/a AES Ohio to Establish a Three-Year Rate Plan on November 10, 2025 with supporting schedules and testimony and supplemented those filings on December 11, 2025 (together, the “Application”);
WHEREAS, the Application seeks to establish a Three-Year Rate Plan (“TYRP”) for the forecasted test periods of calendar years 2027 (“Test Year 1”), 2028 (“Test Year 2”), and 2029 (“Test Year 3”) (collectively, the “Test Years”) under R.C. 4909.15(C)(1)(a);

WHEREAS, pursuant to R.C. 4909.193, the Commission found that the Application was complete by Entry on December 23, 2025;
WHEREAS, pursuant to R.C. 4909.19(C), the Staff of the Commission submitted the findings of their investigation regarding the facts set forth in the Application and of the matters connected therewith (“Staff Report”) on May 19, 2026;
WHEREAS, the Signatory Parties agree that this Stipulation represents a just and reasonable resolution of all of the issues in these proceedings; and
WHEREAS, the terms and conditions of this Stipulation satisfy the policies of the State of Ohio, as set forth in R.C. 4928.02.
NOW, THEREFORE, to resolve all of the issues raised in these proceedings, the Signatory Parties stipulate, agree, and recommend that the Commission issue an Opinion and Order in these proceedings accepting and adopting this Stipulation without modification.
1)APPROVAL OF THE APPLICATION

a)The Commission shall approve the Application, subject to the recommendations in the Staff Report, except as provided in this Stipulation.
2)REVENUE REQUIREMENTS

a)The Commission shall adopt Stipulation Schedule A-1, which establishes the following:

i)The following Stipulated Revenue Requirement for each Test Year, which reflect the revenue requirements for AES Ohio’s electric distribution service for the Test Years and the corresponding Stipulated Revenue Increase Requested, as shown in Stipulation Schedule A-1.

Test Year	Stipulated Revenue Requirement	Stipulated Revenue Increase
Test Year 1 (2027)	$622,527,962	$123,952,312
Test Year 2 (2028)	$656,145,044	$30,515,766
Test Year 3 (2029)	$679,310,366	$21,343,550

(1)The Stipulated Revenue Requirement for each Test Year reflects amounts currently recovered through the Distribution Investment Rider, the Infrastructure Investment Rider, the Proactive Reliability Optimization Rider, the Customer Programs Rider, Storm Cost Recovery Rider, Regulatory Compliance Rider, and the Energy Efficiency Rider. All rates in such riders shall be set to zero on January 1, 2027.
ii)The following Stipulated Rate Base for each Test Year, which reflects the average valuations of the property that is projected to be used and useful during each Test Year in rendering public utility service for which rates are to be fixed and determined in these proceedings, as shown in Stipulation Schedule A-1.

Test Year	Stipulated Rate Base
Test Year 1 (2027)	$1,801,831,762
Test Year 2 (2028)	$1,960,860,762
Test Year 3 (2029)	$2,083,297,091

(1)The Stipulated Rate Base for each Test Year reflects the following adjustments to each respective rate base recommended in the Staff Report to include the portion of the Company’s prepaid pension asset that is projected to generate savings for customers:1
(a)An addition of $25,000,000 for Test Year 1;

(b)An addition of $26,000,000 for Test Year 2; and

(c)An addition of $27,000,000 for Test Year 3.

iii)The following Stipulated Net Operating Income Deficiency for each Test Year, which reflects the deficiency in net operating income during each Test Year for which rates are to be fixed and determined in these proceedings, as shown in Stipulation Schedule A-1.

1 In the True-Up proceedings, these amounts will be trued up to reflect the actual balance of prepaid pension assets that generate actual savings for customers in the applicable test period.

Test Year	Stipulated Net Operating Income Deficiency
Test Year 1 (2027)	$95,365,390
Test Year 2 (2028)	$23,477,964
Test Year 3 (2029)	$16,421,121

(1)The Stipulated Net Operating Income Deficiency for each Test Year reflects the following adjustments to each respective net operating income deficiency recommended in the Staff Report:
(a)To reflect the partial cost of continuing the Disadvantaged Communities Energy Initiative and the Weatherization and Bill Payment Assistance Program, an addition of $2 million in each of the Test Years.2
(b)To reflect costs of the new Curtailable Use Reliability Benefit (“CURB”) C&I interruptible program:3
(i)An addition of $142,000 for Test Year 1;

(ii)An addition of $3,759,607 for Test Year 2; and

3 For the avoidance of doubt, the Staff Report did not include any budget for this program in its recommended rates for 2027, 2028, and 2029, so the amounts identified here constitute the entire not-to-exceed budget for the program.

(iii)An addition of $4,792,542for Test Year 3.

(c)The Off-Peak Incentive Program shall continue, subject to the recommendations in the Staff Report, with the following modifications:
(i)An addition of $50,000 for Test Year 1;

(ii)An addition of $75,000 for Test Year 2; and

(iii)An addition of $100,000 for Test Year 3.

(2)The Stipulated Net Operating Income Deficiency for each Test Year reflects current rate case expense of $845,271. To recover this one-time expense during the transition to the Company’s initial TYRP, such amounts will be recharacterized as a three-year amortization of $2,535,812 without carrying costs. Within 30 days after post-hearing briefing concludes, AES Ohio shall file an updated Schedule C-3.21 as a late-filed exhibit to show final current rate case expense. Such expenses shall be amortized over three years and incorporated into updated Stipulated Revenue Requirements. In its next TYRP case, the Company will not seek recovery of rate case expense in this manner; rate case expense will be forecast in future TYRP filings and subject to true-up in annual true-up filings in the same manner as other expenses.
b)The Stipulated Revenue Requirement for each Test Year reflects the following and corresponding Stipulated Rate of Return, each of which is a fair and reasonable rate of return that incorporates the following returns on equity, costs of long-term debt, and capital structure.

Test Year	Stipulated Rate of Return	Return on Equity	Cost of Long-Term Debt	Capital Structure
Test Year 1 (2027)	7.30%	9.50%	4.79%	53.37% equity to 46.63% debt
Test Year 2 (2028)	7.33%	9.50%	4.98%	52.00% equity to 48.00% debt
Test Year 3 (2029)	7.31%	9.50%	5.08%	50.50% equity to 49.50% debt

c)The Stipulated Revenue Requirement, Stipulated Rate Base, and Stipulated Net Operating Income Deficiency for each Test Year incorporate all flow-through effects of the adjustments reflected in this Section.
3)Rates and Tariffs

a)Subject to the true-up process under R.C. 4909.15(C)(1)(a) and described in Section 4, below, AES Ohio shall charge customers the base rates set forth in the summary sheet for new rates in Stipulation Exhibit 1.
i)As reflected in Stipulation Exhibit 1, the customer charge for residential customers shall be $12.00 for each Test Year.
ii)The rates presented in Stipulation Exhibit 1 reflect the class allocations recommended in the Staff Report.

b)AES Ohio shall implement tariffs reflecting the terms in Stipulation Exhibit 2, including Tariff Sheet Nos. D3 (Applications and Contract for Service), D26 (Public DC Fast Electric Vehicle Charging Station), D23 (Data Center Tariff), D32 (Curtailable Use Reliability Benefit) and T8 (Transmission Cost Recovery Rider).
i)The Signatory Parties agree that revised tariffs shall be filed, within thirty days of the end of the evidentiary hearing in these proceedings, as a late-filed exhibit to the Stipulation reflecting all the terms within this Stipulation. The revised tariffs shall be provided to the Signatory Parties prior to filing. The Signatory Parties agree and recommend that the Commission approve final tariffs, with rates for Test Year 1 effective on a services-rendered basis on January 1, 2027. The tariffs shall be updated with rates for Test Year 2 effective on a services-rendered basis on January 1, 2028, and with rates for Test Year 3 effective on a services-rendered basis on January 1, 2029.
c)As reflected in Stipulation Exhibits 1 and 2, any percentage increase in the energy charge in the Public DC Fast Electric Vehicle Charging Station tariff shall be equal to the percentage increase approved for the demand charge in the Secondary tariff.
d)As reflected in Stipulation Exhibit 2, AES Ohio shall delete the Secondary Rate Provisions from Tariff Sheet No. D26 (Public DC Fast Electric Vehicle Charging Station).
e)The Tax Savings Credit Rider and Economic Development Rider shall continue with their respective rate design methodologies, update processes, and audit schedules.

4)True-Up Process

a)Pursuant to R.C. 4909.15(C)(1)(a), the Stipulated Revenue Requirement for each Test Year shall be trued-up via a cost recovery mechanism to reflect actual investment, actual revenues, and actual expenses for the Test Year. The cost recovery mechanism shall be the True-Up Rider.
b)AES Ohio shall commence a proceeding to establish True-Up Rider rates (the “True-Up Rider Revenue Requirement”) for a given Test Year consistent with the Ohio Adm. Code 4901-7-01 (including the appendix), as that section may be modified by the Commission in Case No. 25-815-AU-ORD or otherwise and applicable at the time of the Company’s annual True-Up Rider Filing:
i)To the extent the following do not conflict with Ohio Adm. Code 4901-7-01 (including the appendix), as that section may be modified by the Commission in Case No. 25-815-AU-ORD or otherwise, the True-Up Rider Revenue Requirement to be recovered from or credited to customers shall:
(1)Reflect a capital structure that reflects the actual relative weight of debt and equity of the Company, except that the equity layer shall be capped as reflected in the table in Section 2(b); and
(2)Reflect any applicable Performance Incentive Mechanism described in Section 5, below.

ii)True-Up Rider rates shall be designed to recover from or credit to customers the True-Up Rider Revenue Requirement for a given Test Year, reconcilable in a future True-Up Rider proceeding or rate case.
c)Notwithstanding any earlier deadline in Ohio Adm. Code 4901-7-01 (including appendix), as that section may be modified by the Commission in Case No. 25-815-AU-ORD or otherwise, AES Ohio shall commence its first True-Up Rider proceeding (i.e., to true up Test Year 1 (2027)) no later than May 1, 2028.
d)AES Ohio reserves the right to request recovery of the actual cost of any financial-based incentive compensation as part of a True-Up Rider proceeding. Signatory Parties and Non-Opposing Parties reserve the right to take any position on the recovery of such costs.
e)Pursuant to R.C. 4928.1410, as part of the first True-Up Rider proceeding, AES Ohio shall recover from or credit to customers any Commission-approved over/under balance relating to the riders listed in Stipulation Section 2(a)(i)(1) that are not reflected in the Test Year 1 Stipulated Revenue Requirement.
f)In its annual True-Up Rider application, AES Ohio shall report on the following:

i)The number of circuit miles of tree trimming completed and how this compares to the target number of circuit miles for the year.
ii)The number of pole replacements completed during the Test Year and the current backlog, if any, on pole replacements.

iii)The number of recloser installations for the Test Year, the methodology used for choosing the location for the recloser installations, and the number of installations that occurred in disadvantaged communities.
iv)The number of participants and megawatts saved from the HERO residential demand response program.
g)In order to facilitate the Commission Staff’s review of the Company’s investments and expenses, the Company shall provide quarterly updates throughout the year to Staff and the Signatory Parties. If the transaction that is the subject of PUCO Case No. 26-435-EL-MER closes, as a part of this quarterly update, AES Ohio shall include a description of all material changes in Company operations resulting from the transaction, including any cost savings, tax benefits, credit improvement, or other material changes that affect utility service or have a financial impact on ratepayers.
5)Performance Incentive Metrics

a)The Commission shall adopt the following Performance Incentive Metrics: the Operating Expense Metric, the Rate Base Metric, the Reliability Metric, and the Billing Efficiency Metric, as described below, in lieu of the details for such mechanisms in the Staff Report (pp. 43-49 and 100).
b)The Company’s performance under each Performance Incentive Metric for a given Test Year shall be reviewed in the True-Up Rider proceeding for that Test Year. As further described below, each Performance Incentive Metric includes a potential adjustment to the Company’s return on equity, which if triggered, shall apply when calculating the True-Up Rider Revenue Requirement for the Test Year at issue.
c)Operating Expense Metric

i)The Operating Expense Metric shall be calculated by comparing the Company’s actual operating expenses for the Test Year at issue to the Company’s actual operating expenses for the previous year, excluding the following expenses:
(1)amounts not recovered from customers or recovered through mechanisms other than base distribution rates, including but not limited to the PIPP Rider, the Excise Tax Surcharge Rider, the Economic Development Rider, the Tax Savings Credit Rider, the Transmission Cost Recovery Rider, and the Standard Offer Rate Rider;
(2) income taxes, (3) storm expense related to major events as defined in Ohio Adm.

Code 4901:1-10-01(T), (4) any amounts disallowed for recovery, and (5) associated costs to support the Customer Programs described in Section 7 below.
ii)Based on that comparison, the following return on equity adjustments shall apply, as applicable:

Operating Expense Metric
Target	Percent Change in Test Year Operating Expenses as Compared to Previous Year’s Operating Expenses	Return on Equity Adjustment
Upward Adjustment	Test year operating expenses less than 1.25% more than previous year’s operating expenses	+5 basis points
Downward Adjustment	Test year operating expenses more than 6.50% more than previous year’s operating expenses	-5 basis points

d)Rate Base Metric

i)The Rate Base Metric shall be calculated by comparing the Company’s 13-month average rate base for the Test Year at issue to the Company’s 13-month average rate base for the previous year.
ii)Based on that comparison, the following return on equity adjustments shall apply, as applicable:

Rate Base Metric
Target	Percent Change in Test Year Average Rate Base as Compared to Previous Year’s Average Rate Base	Return on Equity Adjustment
Upward Adjustment	Test year 13-month average rate base less than 4.00% more than previous year’s average rate base	+5 basis points
Downward Adjustment	Test year 13-month average rate base more than 12.50% more than previous year’s average rate base	-5 basis points

e)Reliability Metric

i)The Reliability Metric shall be calculated by determining the Company’s reliability performance during the Test Year at issue under the System Average Interruption Duration Index, as implied by the Company’s performance under the Customer Average Interruption Duration Index and System Average Interruption Frequency Index, as calculated under Ohio Adm.Code Chapter 4901:1-10.
ii)Based on that calculation, the following return on equity adjustments shall apply, as applicable:

Reliability Metric
Target	SAIDI Performance	Return on Equity Adjustment
Upward Adjustment	96.1, provided that the upward adjustment will only apply if AES Ohio also complies with both of its approved SAIFI and CAIDI metrics for the same period	+5 basis points
Downward Adjustment	110, provided that the downward adjustment will only apply if AES Ohio also misses either or both of its approved SAIFI or CAIDI metrics for the same period	-5 basis points

f)Billing Efficiency Metric

i)The Billing Efficiency Metric shall be calculated by determining, for each month during the Test Year at issue, the number of customers who were not issued an invoice for more than 30 days (“Customers with Delayed Invoices”). For only 2027, and only for the Billing Efficiency downward adjustment, customers with Delayed Invoices shall be defined as customers who were not issued an invoice for more than 90 days. For each month, the Company shall calculate Customers with Delayed Invoices as a percentage of its total customer count for that month. The Company shall then average those monthly percentages to determine the Average Monthly Percentage of Customers with Delayed Invoices during the Test Year.
ii)Based on that calculation, the following return on equity adjustments shall apply, as applicable:

Billing Efficiency Metric
Target	Average Monthly Percentage of Customers with Delayed Invoices	Return on Equity Adjustment
Upward Adjustment	Less than 0.05%	+5 basis points
Downward Adjustment	Greater than 0.50%	-5 basis points

g)For the avoidance of doubt, the Performance Incentive Metrics reset each year and are not cumulative year over year. This means that for each Test Year, the starting point for calculating the return on equity shall be 9.50%, and the Performance Incentive Metrics will be applied based on that Test Year alone. By way of example, if the Company achieves all of its upward adjustments in 2027, its approved ROE for 2027 would be 9.70%. If the Company then achieves all of its upward adjustments again in 2028, the ROE does not further increase by an additional 20 basis points to 9.90%. Instead, the starting point for 2028 is 9.50%, and its ROE would increase by 20 basis points to 9.70% for 2028.
6)Data Center Protections

a)To protect customers from costs associated with the development and operation of Data Centers, AES Ohio shall adopt the Data Center Tariff (Tariff Sheet No. D23) reflected in Exhibit 2, which establish Data Centers as a separate customer class. The Company shall further adopt the updates to Tariff Sheet No. D3 (Applications and Contract for Service) reflected in Exhibit 2.
b)The Company's Long Term Forecast Report (LTFR) shall include prospective Data Center load only if the prospective Data Center has executed a Construction Service Agreement regarding that load. The Company shall follow this approach when reporting large load additions to PJM, unless otherwise required by PJM.
c)Regarding customers that enter a Construction Service Agreement (CSA) or an Electric Service Agreement (“Contract”) pursuant to the Data Center Tariff, during the term of the CSA and the term of the Contract, the Data Center shall pay the actual cost of transmission upgrades necessary to serve the Data Center plus the Data Center’s reasonable share of existing transmission costs under the Data Center Tariff. The actual cost of transmission upgrades shall include transmission network upgrades and supplemental transmission projects that are not directly allocated to the Data Center but would not have been planned by the Company but for the service request of the Data Center.
d)Revenue received or collected from a Data Center customer for exit fees and collateral forfeitures shall be appropriately accounted for and credited to retail ratepayers in a manner that is consistent with the intent and purpose of the exit fees and collateral requirements, which is to protect non-data-center retail ratepayers from paying for the costs of infrastructure that is built to serve Data Center load.4 In its annual updates to
4 Minimum billing demand charges in excess of actual billing demand charges shall be applied to the applicable revenue requirement. For example, if a customer pays a minimum billing demand charge for transmission service
(footnote cont'd…)

Rider TCRR, AES Ohio shall clearly identify any such revenues with sufficient detail and demonstrate that the revenues are being appropriately credited and cover transmission investments made for the Data Center load plus the Data Center customer’s reasonable share of the existing transmission costs.
e)AES Ohio shall request any Data Center customer to contribute to any programs to support low-income residential customers that are administered or facilitated by the Company.
f)AES Ohio shall continue its Transmission Cost Recovery Rider (TCRR) under R.C.

4928.05. As shown in Exhibit 2, Tariff Sheet No. T8 (Transmission Cost Recovery Rider) shall be updated to reference the new Data Center Tariff, including to provide that for purposes of transmission charges paid under the TCRR, a Data Center Tariff customer’s billing demand shall be no less than the Minimum Billing Demand required under the Data Center Tariff. No later than November 1, 2026, AES Ohio shall initiate a proceeding to determine the appropriate cost allocation and rate design for the TCRR. As part of that filing, AES Ohio shall (i) conduct and file a cost of service study that puts Data Center customers in a separate class or classes, and (ii) propose cost allocation and rate design methodologies that are designed to recover from the Data Center customer during the term of the Contract under the Data Center Tariff the actual cost of transmission upgrades necessary to serve the customer plus their reasonable share of existing transmission costs. Any change in cost allocation or rate design of the TCRR under the TCRR, the entire transmission charge shall be applied to the TCRR revenue requirement in the same manner as any other TCRR charges.

shall not be effective until after the Company’s current electric security plan expires. Signatory Parties and Non-Opposing Parties reserve the right to take any position regarding the Company’s TCRR proposals.
g)The Company agrees to file within 90 days of the filing of this Stipulation an application to adopt an SSO generation service framework for Data Centers consistent with the framework set forth in the Testimony of AES Ohio Witness Lee, to reflect a new and separate SSO generation product for Data Centers served under the Data Center Tariff.5 In the same proceeding, the Company will propose updates to its Tariff Sheet No. D11 (Emergency Electrical Procedures). Signatory Parties and Non-Opposing Parties reserve the right to take any position on the proposal in that proceeding. Prior to this filing, the Company shall meet with Staff and the interested Signatory Parties and Non-Opposing Parties to confer, coordinate, and identify any necessary changes to the Company’s tariffs and master supply agreements.
7)Customer Programs6

a)AES Ohio shall continue its Weatherization and Bill Payment Assistance Program and Disadvantaged Communities Energy Initiative at current annual funding levels, with $2 million included in the forecast for each of the Test Years, to be trued-up in the Company’s annual True-Up Rider filings, as described above. The Company commits to

5 This paragraph shall not be construed as an implicit endorsement of the Company’s proposal by the Signatory Parties or Non-Opposing Parties.

6 Interstate Gas Supply, LLC (“IGS”) agrees not to oppose Sections 7(b) and 7(c) of the Stipulation taking into consideration the Stipulation as a package. IGS's non-opposition shall not be relied upon in any other forum or proceeding.

spending at least 80% of the approved budget for each program in each Test Year. The Weatherization and Bill Payment Assistance Programs are hereby modified as follows:
i)Any unspent Weatherization and Bill Payment Assistance Programs funds committed to the 2026 program year will be rolled over and available for the 2027-2029 program years in addition to the approved budget until such time as the unspent 2026 funds are spent.
ii)AES Ohio is authorized to continue the Weatherization and Bill Payment Assistance Programs with the currently selected administrator for the 2026-2029 program years.
iii)The administrator of the Bill Payment Assistance Program will be entitled to an administrative fee not to exceed 5% of the bill payment assistance dollars actually delivered to customers annually. No administrative fee will be allowed on the delivery of any bill payment assistance funds that were committed for the 2026 program years that may be rolled over and disbursed in the 2027-2029 program years. Any administrative fee owed will be paid after each program year and not count against the annual $500,000 program budget.
iv)As part of the True-Up process described in Section 4, above, AES Ohio shall review whether and to what extent it has provided the funds committed for the Bill Payment Assistance Program to support low-income residential consumers. If AES Ohio spends less than 80% of the Bill Payment Assistance Program dollars committed in a given year, the Company agrees not to recover any of those program dollars for that program year and will make the appropriate adjustment in its annual True-up Rider.

b)Curtailable Use Reliability Benefit (“CURB”) Program

i)Pursuant to R.C. 4909.192, AES Ohio shall adopt the current C&I interruptible CURB program reflected in Exhibit 2.
ii)The Company shall pass back to all customers through the True-Up Rider all capacity and energy revenue received from PJM relating to the CURB program.
iii)To encourage broad participation and maximize economic development benefits, Data Center Tariff customers shall not be eligible to participate in the CURB program except through a reasonable arrangement approved by the Commission under R.C. 4905.31. However, AES Ohio and Data Center Tariff customers may enter into separate agreements regarding load curtailment, provided that any such agreement shall not conflict with the terms of Data Center Tariff, and the costs of which shall not be recovered from any other customer.
iv)AES Ohio shall establish a transparent process for enrollment in the program and shall set a deadline by which interested customers must submit a request to participate in the program, which request shall clearly indicate the number of MW that the customer seeks to enroll in the program. AES Ohio shall post a notice of the deadline and provide clear instructions for submitting a request on its website no less than 60 days before the deadline, at which time it will also provide notice of the deadline to Signatory Parties. If the program is fully subscribed as of this deadline, no further enrollments shall be accepted. If the program is not fully subscribed as of this deadline, further enrollments shall be accepted on a first-come-first-served basis until the program is fully subscribed, after which point no further enrollments shall be accepted. If the program is oversubscribed, the available program capacity shall be assigned on a pro rata basis to enrolled participants. No customer shall request more than 50% of the available MW under the program for the applicable year, provided, however, that if the program is undersubscribed at the deadline, then a customer may increase its request up to the point that the program would be fully subscribed but not oversubscribed.
c)Home Energy Response Optimization (“HERO”) Program

i)AES Ohio shall implement the voluntary residential demand response program, as recommended in the Staff Report, except that:
(1)The Company shall pass back to all customers all but 6% of the capacity and energy revenue received from PJM relating to the HERO program, which the Company shall retain as a Demand Response Incentive.
(2)AES Ohio will engage a third-party through a competitive request-for-proposal process to administer the HERO program to serve as the Curtailment Service Provider for the program.
(3)AES Ohio shall file an application to withdraw the HERO program once three residential demand response programs are available to customers in the Company’s service territory. Signatory Parties and Non-Opposing Parties reserve the right to take any position on this withdrawal in that proceeding. In the event of withdrawal, any unspent forecasted costs of the program will be returned to customers through the True-Up process.

8)Additional Commitments

a)AES Ohio will continue its commitments to the City of Dayton related to the Water and Reclamation Solar Projects as approved by the Commission in Case No. 18-1875-EL-GRD. Additionally, AES Ohio will extend the same commitments from Case No. 18-1875-EL-GRD to the City of Dayton for a DER Project at the Dayton International Airport. These commitments will not result in any additional revenue being collected from other customers.
b)AES Ohio agrees to extend the waiver of the Contract Capacity Charge related to Redundant Service (“Alternate Feed Service”) for the City of Dayton through the term of this Three-Year Rate Plan. This waiver shall be applied to the City of Dayton regardless of whether these members are currently paying Alternate Feed Service charges and whether the City of Dayton requires Alternate Feed Service in the future. Revenue that is not collected due to this waiver shall not be collected from other customers.
c)In lieu of its commitment in Case No. 24-1009-EL-AIR to commence a proceeding following a decision of the Supreme Court of Ohio in Case No. 2024-0207, AES Ohio will commence a proceeding within 90 days of an order of the Commission on remand from that decision to update its tariffs to incorporate any applicable directives of the Commission. AES Ohio will meet with interested parties before commencing such proceeding.
d)AES Ohio shall implement the following programming changes to its customer information system, AES Customer Ecosystem (“ACE”) and any other AES Ohio systems, to preserve the relationship between a shopping customer and its Competitive Retail Electric Service

(“CRES”) provider when that customer transitions to joint billing (i.e., consolidated billing under a single account number):
i)When AES Ohio consolidates a customer's accounts into a joint billing arrangement and assigns new Choice Service IDs, AES Ohio shall maintain the customer's existing supplier enrollment and enrollment effective date without interruption, such that the transition to joint billing shall not be treated as a termination, rescission, or expiration of the customer's existing CRES service arrangement, and without requiring the CRES provider to submit a new enrollment request or any other transaction to preserve the customer relationship.
ii)AES Ohio shall transmit to the affected CRES provider, via standard Electronic Data Interchange (“EDI”) transactions, the new Choice Service IDs assigned to the consolidated accounts, together with information identifying which prior Choice Service IDs the new identifiers are replacing, within two business days of the account consolidation. Each EDI transaction shall identify the new Choice Service ID, with reference to the prior Choice Service ID being retired.
iii)The transition to joint billing shall not result in the customer being returned to the Standard Service Offer, shall not result in a dropped transaction (however, supplier may receive a transaction confirming the change to joint billing depending on the ultimate programming specifics), shall not require a replacement enrollment, backdated enrollment, or any other supplier-initiated transaction, and shall not be processed in a manner that results in unnecessary cancel/rebill activity attributable solely to the assignment of replacement Choice Service IDs. The customer's existing competitive generation service arrangement, enrollment effective date, and contractual relationship with its current CRES provider shall continue uninterrupted through the transition.
iv)AES Ohio shall complete the programming changes necessary to comply with this subsection no later than 90 days after the date of the Commission's Opinion and Order approving this Stipulation and shall provide registered CRES providers an opportunity to participate in reasonable testing of the new functionality and related EDI transactions prior to implementation. Until such programming changes are implemented, AES Ohio shall manually process any joint billing transitions for shopping customers in a manner that avoids returning the customer to the Standard Service Offer and shall coordinate directly with the affected CRES provider to ensure continuity of service.
v)No later than 30 days prior to implementing the system changes required by this subsection, AES Ohio shall notify all registered CRES providers and provide updated process documentation describing the revised joint billing transition procedures applicable to shopping customers.
vi)The costs to implement these system changes shall be paid with shareholder dollars. The costs to implement these system changes shall not be collected from consumers.

9)Other Provisions

a)The Stipulation addresses a variety of complex issues that, absent this agreement, would have been resolved through potentially complex litigated proceedings. The Stipulation contains the entire agreement among the Signatory Parties and reflects a complete settlement of all proposals, issues, comments, and objections raised by Signatory Parties in these proceedings. The Signatory Parties will support this Stipulation, if it is contested, and no Signatory Party shall oppose an application for rehearing designed to defend the terms of the original unmodified Stipulation. The Signatory Parties agree that this Stipulation advances the public interest and urge the Commission to adopt this Stipulation.
b)The Signatory Parties agree that the Stipulation is a product of serious bargaining among capable, knowledgeable parties. This Stipulation is the product of an open process in which all parties were represented by able counsel. The Stipulation represents a comprehensive compromise of issues raised by parties with diverse interests. The Signatory Parties believe that the Stipulation that they are recommending for Commission adoption presents a fair and reasonable result.
c)AES Ohio will rely on the Staff Report and may offer its Application and supporting testimony and exhibits as evidentiary support of this Stipulation, where they are consistent with the Stipulation, and where they are not consistent, they may be offered to show that good faith bargaining occurred that resulted in a lawful and reasonable outcome. AES Ohio will file supplemental testimony in support of this Stipulation.

Nothing in this subsection prohibits any Signatory Party from filing testimony or submitting evidence in support of the Stipulation.
d)This Stipulation is a consensus among the Signatory Parties of an overall approach to ratemaking in this proceeding. It is submitted for the purposes of this case alone and should not be understood to reflect the positions that an individual Signatory Party may take as to any individual provision of the Stipulation standing alone, nor the position a Signatory Party may have taken if all of the issues in this proceeding had been litigated. Nothing in this Stipulation shall be used or construed for any purpose to imply, suggest, or otherwise indicate that the results produced through the compromise reflected herein represent fully the objectives of any Signatory Party. This Stipulation is submitted for purposes of this proceeding only, and is not deemed binding in any other proceeding, except as expressly provided herein, nor is it to be offered or relied upon in any other proceeding, except as necessary to enforce the terms of this Stipulation. The willingness of Signatory Parties to sponsor this document currently is predicated on the reasonableness of the Stipulation taken as a whole. The Signatory Parties will support this Stipulation if it is contested.
e)This Stipulation is expressly conditioned upon its adoption by the Commission in its entirety and without material modification. Each Signatory Party has the right in its sole discretion to determine whether the Commission’s approval of this Stipulation contains a material modification. If the Commission rejects or materially modifies all or any part of this Stipulation, any Signatory Party shall have the right, within thirty days of issuance of the Commission’s Order, to file an application for rehearing. The Signatory Parties agree that they will not oppose or argue against any other Signatory Party’s application for rehearing that seeks to uphold the original unmodified Stipulation. If the Commission does not adopt the Stipulation without material modification upon any rehearing ruling, then within thirty days of such Commission rehearing ruling any Signatory Party may terminate its Signatory Party status and withdraw from the Stipulation by filing a notice with the Commission. No Signatory Party shall file a Notice of Withdrawal without first negotiating in good faith with the other Signatory Parties to achieve an outcome that substantially satisfies the intent of the Stipulation. If a new agreement achieves such an outcome, the Signatory Parties will file the new agreement for Commission review and approval. If the discussions to achieve an outcome that substantially satisfies the intent of the Stipulation are unsuccessful, and a Signatory Party files a Notice of Withdrawal, then the Commission will convene an evidentiary hearing to afford that Signatory Party the opportunity to contest the Stipulation by presenting evidence through witnesses, to cross-examine witnesses, to present rebuttal testimony, and to brief all issues that the Commission shall decide based upon the record and briefs. If the discussions to achieve an outcome that substantially satisfies the intent of the Stipulation are successful, then some or all of the Signatory Parties shall submit the amended Stipulation to the Commission for approval after a hearing if necessary.
f)Unless a Signatory Party exercises its right to withdraw from the Stipulation and terminate its status as a Signatory Party, each Signatory Party agrees to and will support the reasonableness of the Stipulation before the Commission, and to cause its counsel to do the same, and in any appeal from the Commission’s adoption or enforcement of the Stipulation in which it participates.

g)The Signatory Parties agree that the settlement, as a package, benefits AES Ohio’s customers and is in the public interest. The Signatory Parties agree that the settlement package does not violate any important regulatory principle or practice.
IN WITNESS THEREOF, the undersigned Signatory Parties agree to this Stipulation and Recommendation this 21st day of July, 2026. The undersigned Signatory Parties request that the Commission issue an Opinion and Order approving and adopting this Stipulation.

THE DAYTON POWER AND LIGHT COMPANY D/B/A AES OHIO	STAFF OF THE PUBLIC UTILITIES COMMISSION OF OHIO

By: /s/ Jeffrey S. Sharkey	By: /s/ Amy Botschner O’Brien
Jeffrey S. Sharkey	Amy Botschner O’Brien

OFFICE OF THE OHIO CONSUMERS’ COUNSEL	CITY OF DAYTON

By: /s/ William J. Michael William J. Michael	By: /s/ Robert Dove (Subject to City Commission approval, which is expected by August 12, 2026)
Robert Dove

OHIO ENERGY GROUP	OHIO ENERGY LEADERSHIP COUNCIL

By: /s/ Michael L. Kurtz	By: /s/ David F. Proaño
Michael L. Kurtz	David F. Proaño

OHIO MANUFACTURERS’ ASSOCIATION ENERGY GROUP	THE KROGER CO.

By: /s/ Kimberly W. Bojko	By: /s/ Angela Paul Whitfield
Kimberly W. Bojko	Angela Paul Whitfield

WALMART, INC.	OHIO PARTNERS FOR AFFORDABLE ENERGY

By: /s/ Carrie H. Grundmann	By: /s/ Robert Dove
Carrie H. Grundmann	Robert Dove

OHIO ENVIRONMENTAL COUNCIL	ENVIRONMENTAL LAW & POLICY CENTER

By: /s/ Karin Nordstrom	By: /s/ Janean R. Weber
Karin Nordstrom	Janean R. Weber

CITIZEN’S UTILITY BOARD OF OHIO
By: /s/ Trent A. Dougherty
Trent A. Dougherty

IN WITNESS THEREOF, the undersigned Non-Opposing Parties agree not to challenge this Stipulation and Recommendation this 21st day of July, 2026.

RETAIL ENERGY SUPPLY ASSOCIATION	INTERSTATE GAS SUPPLY, LLC

By: /s/ Matthew R. Pritchard	By: Matthew McDonnell
Matthew R. Pritchard	Matthew McDonnell

CONSTELLATION ENERGY GENERATION, LLC AND CONSTELLATION NEWENERGY, INC.	NORTHEAST OHIO PUBLIC ENERGY COUNCIL

By: Gretchen L. Petrucci	By: /s/ Devin D. Parram
Gretchen L. Petrucci	Devin D. Parram

NATIONWIDE ENERGY PARTNERS

By: Brian A. Gibbs
Brian A. Gibbs

AES OHIO
CASE NO. 25-0958-EL-AIR

Three-Year Rate Plan

Stipulation Schedule A-1

AES Ohio
Case No.: 25-0958-EL-AIR
Overall Financial Summary
2027 Test Year
Stipulation Schedule A-1

Line No.	Description	Schedule Reference	Jurisdictional Proposed Test Year
(A)	(B)	(C)	(D)
1	Rate Base as of Date Certain	B-1	$1,801,831,762
2	Current Operating Income	C-1	$36,234,161
3	Earned Rate of Return	Line 2 ÷ Line 1	2.01%
4	Requested Rate of Return	D-1	7.30%
5	Required Operating Income	Line 1 * Line 4	$131,599,551
6	Operating Income Deficiency	Line 5 - Line 2	$95,365,390
7	Gross Revenue Conversion Factor	A-2	1.299762
8	Revenue Deficiency	Line 6 * Line 7	$123,952,312
9	Revenue Increase Requested	Line 8	$123,952,312
10	Adjusted Operating Revenues	C-1	$498,575,649
11	Revenue Requirements	Line 9 + Line 10	$622,527,962

AES Ohio
Case No.: 25-0958-EL-AIR
Overall Financial Summary
2028 Test Year
Stipulation Schedule A-1

Line No.	Description	Schedule Reference	Jurisdictional Proposed Test Year
(A)	(B)	(C)	(D)
1	Rate Base as of Date Certain	B-1	$1,960,860,762
2	Current Operating Income	C-1	$120,249,492
3	Earned Rate of Return	Line 2 ÷ Line 1	6.13%
4	Requested Rate of Return	D-1	7.33%
5	Required Operating Income	Line 1 * Line 4	$143,727,456
6	Operating Income Deficiency	Line 5 - Line 2	$23,477,964
7	Gross Revenue Conversion Factor	A-2	1.299762
8	Revenue Deficiency	Line 6 * Line 7	$30,515,766
9	Revenue Increase Requested	Line 8	$30,515,766
10	Adjusted Operating Revenues	C-1	$625,629,278
11	Revenue Requirements	Line 9 + Line 10	$656,145,044

AES Ohio
Case No.: 25-0958-EL-AIR
Overall Financial Summary
2029 Test Year
Stipulation Schedule A-1

Line No.	Description	Schedule Reference	Jurisdictional Proposed Test Year
(A)	(B)	(C)	(D)
1	Rate Base as of Date Certain	B-1	$2,083,297,091
2	Current Operating Income	C-1	$135,884,985
3	Earned Rate of Return	Line 2 ÷ Line 1	6.52%
4	Requested Rate of Return	D-1	7.31%
5	Required Operating Income	Line 1 * Line 4	$152,306,107
6	Operating Income Deficiency	Line 5 - Line 2	$16,421,121
7	Gross Revenue Conversion Factor	A-2	1.299762
8	Revenue Deficiency	Line 6 * Line 7	$21,343,550
9	Revenue Increase Requested	Line 8	$21,343,550
10	Adjusted Operating Revenues	C-1	$657,966,816
11	Revenue Requirements	Line 9 + Line 10	$679,310,366

AES OHIO
CASE NO. 25-0958-EL-AIR

Three-Year Rate Plan

Stipulation Exhibit 1

Summary of Rates    Stipulation Exhibit 1

	2027				2028				2029
	Customer				Customer				Customer
Description	Charge	kWh	kW	kVar	Charge	kWh	kW	kVar	Charge	kWh	kW	kVar
Residential Non-Heating	$12.00	$0.0597082			$12.00	$0.0628273			$12.00	$0.0648733
Residential Heating	$12.00	$0.0597082			$12.00	$0.0628273			$12.00	$0.0648733
Unmetered Secondary Service	$19.63		$10.4541870		$20.65		$11.0309236		$21.49		$11.4557360
Secondary Single Phase	$21.39		$10.4541870		$22.51		$11.0309236		$23.43		$11.4557360
Secondary Three Phase	$30.55		$10.4541870		$32.14		$11.0309236		$33.46		$11.4557360
Secondary Single Phase-County Fair	$21.39	$0.0356386			$22.51	$0.0374536			$23.43	$0.0389720
Secondary Three Phase-County Fair	$30.55	$0.0356386			$32.14	$0.0374536			$33.46	$0.0389720
Secondary Three Phase-EV Charging Station	$30.55	$0.0954721			$32.14	$0.1007391			$33.46	$0.1046187
Primary	$300.00		$7.3542721	$1.8900331	$300.00		$7.7740059	$1.9979038	$300.00		$8.1500729	$2.0945523
Primary-County Fair	$300.00	$0.0176461			$300.00	$0.0186424			$300.00	$0.0195223
Primary Substation	$400.00		$2.0661196	$0.4688373	$400.00		$2.1907465	$0.4971173	$400.00		$2.3307101	$0.5288774
High Voltage	$1,263.38				$1,257.01				$1,236.56
Street Lighting	$14.53	$0.0429893			$17.96	$0.0451335			$17.72	$0.0471697
Private Outdoor Lighting
Customer Charge	$29.44				$34.78				$36.09
Fixtures	$3.02				$3.86				$4.58
Aerial Spans	$2.02				$2.59				$3.07
Pole Charges	$3.42				$4.38				$5.19
Ornamental Pole Charges	$3.42				$4.38				$5.19

AES OHIO
CASE NO. 25-0958-EL-AIR

Three-Year Rate Plan

Stipulation Exhibit 2

1065 Woodman Dr Dayton, Ohio 45432	Original Sheet No. D3 Page 1 of 3

P.U.C.O. No. 18
ELECTRIC DISTRIBUTION SERVICE
RULES AND REGULATIONS
APPLICATION AND CONTRACT FOR SERVICE

A.Application for Service
Anyone desiring electric service may apply in writing to the Company on printed forms supplied by the Company for that purpose. A person may make an oral application for service. An oral applicant must 1) specify the place or location where service(s) are desired; 2) agree to comply with all the terms, rules and regulations of the Company covering such service(s); and 3) agree to pay the applicable prices charged by the Company for the service(s) desired.
All applications for service(s) must be accepted on behalf of the Company by an officer or duly authorized agent before service(s) can be provided. Upon acceptance of the application by the Company, the application becomes a contract between the Customer and the Company. The Company will not serve and may stop serving any Customer who does not complete an application for service, or who refuses to accept service or to continue service in accordance with the Tariff Sheets and the Electric Distribution Service Rules and Regulations of the Company filed with The Public Utilities Commission of Ohio.
If existing Company facilities cannot supply the electric service requested by the Applicant, the Company may defer approval of service until adequate facilities can be provided.
B.Application Required for Each Location
A person desiring electric service must make an application for each location, residence, place of business or premise where the person desires electric service(s). The Company will not serve more than one location, residence, place of business, or premise under a single application or contract for service.

Filed pursuant to the Finding and Order in Case No. 25-0958-EL-AIR dated ________ __, ____ of the Public Utilities Commission of Ohio.
Issued	Effective January 1, 2027
Issued by Thomas A. Raga, President

1065 Woodman Dr Dayton, Ohio 45432	Original Sheet No. D3 Page 2 of 3

P.U.C.O. No. 18
ELECTRIC DISTRIBUTION SERVICE
RULES AND REGULATIONS
APPLICATION AND CONTRACT FOR SERVICE

C.Available Service Options
Anyone completing an application for service must elect to receive Electric Distribution Service appropriate to the Voltage Level of Service requirements, Service Type and the applicability of specific Tariff Sheets by choosing one of the following:
Type                            Distribution Tariff Sheet No.
Residential                            D17
Residential Heating                D18
Secondary                            D19
Primary                                D20
Primary-Substation                D21
High Voltage                            D22
Data Center                            D23
Private Outdoor Lighting            D24
Street Lighting                            D25
Public DC Fast Electric Vehicle Charging Station    D26
Any Customer who does not select from the above Service Options, or, for any circumstances where the Customer’s service election is in doubt or dispute, the Customer will be served with the appropriate Tariff Sheet, as determined by the Company, including all necessary riders.
D.Service Contract Is Not Transferable
The contract between the Customer and the Company covering electric service is not transferable to any other person by the Customer. No agent or employee of the Company has the authority to consent in writing, or otherwise, to such a transfer. Notwithstanding the above, final bills and uncollectible accounts may be transferred to a new account of the same type of electric service.
E.Agents Cannot Modify Contract
No agent or employee of the Company has the right to amend, modify, or alter the application or contract, or the rates, terms, conditions, rules or regulations filed with The Public Utilities Commission of Ohio. The conduct of any agent or employee of the Company shall not waive requirements of or otherwise stop the Company from enforcing the rates, terms, conditions, rules or regulations of the Company filed with the Public Utilities Commission of Ohio.

Filed pursuant to the Finding and Order in Case No. 25-0958-EL-AIR dated ________ __, ____ of the Public Utilities Commission of Ohio.
Issued	Effective January 1, 2027
Issued by Thomas A. Raga, President

1065 Woodman Dr Dayton, Ohio 45432	Original Sheet No. D3 Page 3 of 3

P.U.C.O. No. 18
ELECTRIC DISTRIBUTION SERVICE
RULES AND REGULATIONS
APPLICATION AND CONTRACT FOR SERVICE

F.Service to a New Tenant or Owner
The Company shall not delay or deny service to a new tenant or owner who has properly applied for service and has satisfied all requirements for service, because of non-payment of a final bill by a former tenant or a former owner. A Customer may request an actual meter reading at the beginning of service.
G.Suspension of Service Agreement Because of Casualty
If a fire or other casualty renders a Customer's premises unfit to receive electric service, the contract shall be suspended until such time as the premises are reconstructed so that electric service can be safely re-established in accordance with this Schedule and the Electric Distribution Rules and Regulations filed with the Public Utilities Commission of Ohio.

Filed pursuant to the Finding and Order in Case No. 25-0958-EL-AIR dated ________ __, ____ of the Public Utilities Commission of Ohio.
Issued	Effective January 1, 2027
Issued by Thomas A. Raga, President

1065 Woodman Dr Dayton, Ohio 45432	Original Sheet No. D23 Page 1 of 9

P.U.C.O. No. 18
ELECTRIC DISTRIBUTION SERVICE
DATA CENTER TARIFF

Definitions:
For purposes of this Tariff:
“Contract” means an electric service agreement in accordance with this Tariff.
“Customer” means any customer to whom this Tariff applies.
“Data Center” means a centralized facility (a) used primarily or exclusively for electronic information services, such as the management, storage, processing, and dissemination of electronic data and information (including mining of cryptocurrency) through the use of computer systems, servers, networking equipment, and related components that (b) has an aggregate monthly maximum demand of greater than 25,000 kW.
“Existing Load” means Data Center load for which a Contract has been signed prior to January 1, 2027.
“Single Location” means a contiguous parcel(s) of land that is owned, operated, or leased by the Data Center customer and has a single metering point. A contiguous parcel(s) of land includes lots that share property lines regardless of easements, public thoroughfares, transportation rights-of-way, or utility rights-of-way.
Availability of Service:
Service pursuant to this Tariff is required for (1) customers that would otherwise qualify for service under the Primary, Primary Substation, and High Voltage tariffs and such service is used for a Data Center at a Single Location and (2) customers with Existing Load.
To sign a Contract under this Tariff, a Customer must designate a specific site at which its Data Center project will be constructed and served by the Company, and Customer must own or have the exclusive right to use the land for this purpose.
A Customer eligible to take service under this Tariff may request service from the Company. Upon receiving a request for service, the Company and Customer shall enter into a Memorandum of Understanding pursuant to which (1) the Company will study the facilities necessary to provide service to the Customer (Facilities Study) and (2) the Customer will be responsible for reimbursing the Company for performing such study. Based on the results of such study and any other studies or other considerations necessary to provide service to the Customer, the Company and the Customer will enter into (I) a Construction Service Agreement pursuant to which (1) the Company shall agree to construct the facilities necessary to provide service to Customer and (2) Customer shall agree to (a) pay for the actual costs of directly connecting the Data Center to the Company’s system, including a tax gross up (i.e., Direct Assignment Facilities) and (b) be responsible for the actual costs of any

Filed pursuant to the Opinion and Order in Case No. 25-0958-EL-AIR dated ________ __, ____ of the Public Utilities Commission of Ohio.
Issued	Effective January 1, 2027
Issued by Thomas A. Raga, President

1065 Woodman Dr Dayton, Ohio 45432	Original Sheet No. D23 Page 2 of 9

P.U.C.O. No. 18
ELECTRIC DISTRIBUTION SERVICE
DATA CENTER TARIFF

other facilities necessary to provide service to the Customer, including a tax gross up and AFUDC accrued (i.e., Network Upgrades), if the Customer fails to take service pursuant to a Contract under this Tariff; and (II) a Contract pursuant to this Tariff, which shall require the Customer to pay during the Contract, the actual cost of transmission upgrades necessary to serve the Customer plus the Customer’s reasonable share of existing transmission costs under this Tariff. The actual cost of transmission upgrades shall include transmission network upgrades and supplemental transmission projects that are not directly allocated to the Customer but would not have been planned by the Company but for the service request of the Customer. Both the Construction Service Agreement and the Contract will incorporate this Tariff and specify, among other things required by this Tariff, the Minimum Contract Requirements, as described below.
With Commission approval, service to a Customer may be suspended by AES Ohio if Customer usage exceeds its Contract Capacity by more than 1,000 kW. If the Company determines that additional capacity is available from AES Ohio to serve additional load at the Customer site, the Company may also seek mutual agreement to adjust the Contract Capacity and reserves the right to raise the issue before the Commission if there is no agreement.
Required Services:
The Customer may choose an Alternate Generation Supplier ("AGS") for its Generation Service. If an AGS is chosen: (1) The AGS must sign a service agreement with the Company and abide by the terms of the Alternate Generation Supplier Coordination Tariff Sheet No. G8, and (2) Customer must take service under the Competitive Retail Generation Service Tariff Sheet No. G9. Otherwise, the Customer may take Generation Service from AES Ohio under Standard Service Tariff Sheet No. G10 only if the Customer certifies that it is unable to secure Generation Service from an AGS.
All Customers are required to take service under Tariff Sheet No. T8 of the Transmission Schedule.

Filed pursuant to the Opinion and Order in Case No. 25-0958-EL-AIR dated ________ __, ____ of the Public Utilities Commission of Ohio.
Issued	Effective January 1, 2027
Issued by Thomas A. Raga, President

1065 Woodman Dr Dayton, Ohio 45432	Original Sheet No. D23 Page 3 of 9

P.U.C.O. No. 18
ELECTRIC DISTRIBUTION SERVICE
DATA CENTER TARIFF

Monthly Rates

Service Voltage	Customer Charge	Supplemental Customer Charge[1]	Kilowatt Demand Charge ($/kW)	Reactive Demand Charge ($/kVar)
Primary	$300.00	$20,000	$7.3542721	$1.8900331
Primary Substation	$400.00	$20,000	$2.0661196	$0.4688373
High Voltage	$1,263.38	$20,000	N/A	N/A

Minimum Charges:
The monthly Minimum Charge under this Tariff shall be the sum of (1) the Customer Charge, (2) the Supplemental Customer Charge (if applicable), (3) the product of (a) the Kilowatt Demand Charge and (b) the Customer’s Billing Demand, (4) the product of (a) the Reactive Demand Charge and (b) the Customer’s kVar of Billing Demand, (5) all Commission approved riders identified below as Applicable Riders, and (6) if the Customer’s Billing Demand is less than the Minimum Billing Demand specified in the Customer’s Contract, then the product of (a) the Kilowatt Demand Charge and (b) the difference between the Minimum Billing Demand specified in the Customer’s Contract and the Customer’s Billing Demand.
During the initial term of the Contract, the Customer will be financially responsible to pay the monthly Minimum Charge regardless of the Customer curtailing, reducing, suspending, or terminating service, unless the Customer terminates service by paying the Exit Fee.
Determination of Kilowatt Billing Demand:
Billing Demand shall be the greatest thirty (30) minute integrated demand ascertained in kilowatts by instruments suitable for the purpose. Such billing demand shall be the greatest of the following:
1. Off-peak: Seventy-five percent (75%) of the greatest such demand occurring during the billing month, either within the period between 8:00 p.m. of one day and 8:00 a.m. the following day, or on any Saturday or Sunday, or on the following
1 The Supplemental Customer Charge shall not apply to Existing Load.

Filed pursuant to the Opinion and Order in Case No. 25-0958-EL-AIR dated ________ __, ____ of the Public Utilities Commission of Ohio.
Issued	Effective January 1, 2027
Issued by Thomas A. Raga, President

1065 Woodman Dr Dayton, Ohio 45432	Original Sheet No. D23 Page 4 of 9

P.U.C.O. No. 18
ELECTRIC DISTRIBUTION SERVICE
DATA CENTER TARIFF

observed legal holiday: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day or Christmas Day; or
2. On-peak: One hundred percent (100%) of the greatest such demand occurring during the billing month at any time not within the period and not on the days specifically mentioned in paragraph 1 above; or
3. Seventy-five percent (75%) of the greatest of such off-peak or on-peak demand as used for billing in the months of June, July, August, December, January and February during the past eleven (11) month period prior to the current billing month.
Delayed Payment Charge:
Payment of the total billed amount due must be received by the Company or an authorized agent by the due date shown on the bill. If the Customer does not pay the total amount due to the Company by the due date shown, an additional amount equal to one and one half percent (1.5%) of the total unpaid balance shall be assessed and also become due and payable. The Company will not compound Delayed Payment Charges on subsequent Customer bills.
Applicable Riders:
Service under this Tariff Sheet shall also be subject to the following riders:
Percentage of Income Payment Plan Rider on Sheet No. D27
Excise Tax Surcharge Rider on Sheet No. D28
Tax Savings Credit Rider on Sheet No. D29
Economic Development Rider on Sheet No. D30
Three-Year Rate Plan True-up Rider on Sheet No. D31
Curtailable Use Reliability Benefit on Sheet No. D32
Economic Development Incentive on Sheet No. D33
Legacy Generation Rider on Sheet No. D34
Solar Generation Fund Rider on Sheet No. D35
Infrastructure Investment Rider on Sheet No. D36
Storm Cost Recovery Rider on Sheet No. D37
Distribution Investment Rider on Sheet No. D38
Energy Efficiency Rider on Sheet No. D39
Proactive Reliability Optimization Rider on Sheet No. D40
Customer Programs Rider on Sheet No. D41
Regulatory Compliance Rider on Sheet No. D42
Metering:

Filed pursuant to the Opinion and Order in Case No. 25-0958-EL-AIR dated ________ __, ____ of the Public Utilities Commission of Ohio.
Issued	Effective January 1, 2027
Issued by Thomas A. Raga, President

1065 Woodman Dr Dayton, Ohio 45432	Original Sheet No. D23 Page 5 of 9

P.U.C.O. No. 18
ELECTRIC DISTRIBUTION SERVICE
DATA CENTER TARIFF

The Company requires that Company-owned metering be installed to monitor the Customer's load.
When metering is at a lower Voltage Level of Service than the Customer’s applicable rate, both the Billing Demand and the energy kilowatt-hours will be adjusted upward by one percent (1%).
Terms of Contract:
For Existing Load, this section of the Tariff will not apply, and the terms of the Contract between Customer and Company regarding such Existing Load will apply.
All other Customers taking service under this Tariff shall sign a Construction Service Agreement and Contract with the Company with terms that are consistent with this Tariff, including the Minimum Contract Requirements.
The Company may require a Customer to agree to Construction Service Agreement terms and Contract terms that increase individual Minimum Contract Requirements, if based on the estimated cost of the facilities necessary to provide service to Customer and Customer’s expected load, the Minimum Contract Requirements would otherwise fail to protect existing customers (other than Customers under this Tariff) from the impact of the incremental investment necessary to serve the Customer (“Existing Customer Protection”).
If the Company determines, on an individual case basis, that a Data Center can achieve Existing Customer Protection without including one or more of the Minimum Contract Requirements, the Company may apply for an exemption from such requirements under R.C. 4905.31, with the Company having the burden to prove with clear and convincing evidence that the proposed Contract will provide Existing Customer Protection.
The Minimum Contract Requirements include the following:
-Ramp Period – The Facilities Study will specify the facilities necessary to serve Customer’s requested load and an estimated time period required to construct such facilities. The Company may divide its construction plan and load service capability into phases. After construction of the facilities (or a phase of the construction) is complete, the Customer will ramp to the lower of the Company’s load service capability associated with the completed construction or Customer’s Contract Capacity (Customer’s Full Ramp Capacity) within a maximum of two years. Customer’s Contract Capacity during the Ramp Period will increase from the in-service date of any Network Upgrades to the end of the applicable Ramp

Filed pursuant to the Opinion and Order in Case No. 25-0958-EL-AIR dated ________ __, ____ of the Public Utilities Commission of Ohio.
Issued	Effective January 1, 2027
Issued by Thomas A. Raga, President

1065 Woodman Dr Dayton, Ohio 45432	Original Sheet No. D23 Page 6 of 9

P.U.C.O. No. 18
ELECTRIC DISTRIBUTION SERVICE
DATA CENTER TARIFF

Period from the Customer’s Contract Capacity at the beginning of the Ramp Period to the Customer’s Full Ramp Capacity. Each phase of the Ramp Period will provide Existing Customer Protection.
-Service Term – At least ten years from completion of the Ramp Period.
-Renewal Term - At the end of the Service Term, the Contract will automatically renew for twelve (12) month periods unless the Customer or the Company provide prior written notice of termination no later than one year prior to the expiration of the Contract.
-Contract Capacity – Customer's Contract Capacity will reflect the Customer’s loads agreed to by the Company and Customer. The Company will not be required to provide capacity in excess of the Contract Capacity, except by mutual agreement.
-Minimum Billing Demand – At least eighty-five percent (85%) of Customer’s Contract Capacity, including the Contract Capacity specified in the Ramp Period.
-Exit Fee – After the Ramp Period, a Customer may terminate the Contract by providing the Company no less than thirty-six months’ notice. Upon termination, Customer will pay the Company an Exit Fee equal to the higher of (1) the Minimum Charge for at least seventy-five percent of the Service Term or (2) the actual costs of the facilities constructed to serve the Customer (including any AFUDC accrued) multiplied by the percentage of the Service Term remaining upon termination, including a tax gross up.
-Collateral – Customer will provide the Collateral Requirement, as described below, equal to the sum of (1) the Minimum Charges during the Ramp Period, (2) three years of Minimum Charges during the Service Term (calculated based on the Company’s rates in effect at the time the Collateral Requirement is provided), and (3) the Exit Fee.
Collateral Requirement:
For Existing Load, this section of the Tariff will not apply, and the terms of the Contract between Customer and Company regarding such Existing Load will apply.
A Customer will secure its obligations under the Contract with the Collateral Requirement specified above and described below.
The Collateral Requirement must be provided in one or more of the following forms:

Filed pursuant to the Opinion and Order in Case No. 25-0958-EL-AIR dated ________ __, ____ of the Public Utilities Commission of Ohio.
Issued	Effective January 1, 2027
Issued by Thomas A. Raga, President

1065 Woodman Dr Dayton, Ohio 45432	Original Sheet No. D23 Page 7 of 9

P.U.C.O. No. 18
ELECTRIC DISTRIBUTION SERVICE
DATA CENTER TARIFF

1.A guarantee from the ultimate parent or a corporate affiliate of the Customer for the full Collateral Requirement, so long as the guarantor has both (a) a credit rating of at least A- from S&P and A3 from Moody’s and (b) liquidity greater than ten times the Collateral Requirement. The guaranty must be in a format acceptable to and approved by the Company; or
2.A standby irrevocable letter of credit (“Letter of Credit”) for the full Collateral Requirement issued by an entity on behalf of Customer in form and substance satisfactory to the Company in the Company’s commercially reasonable discretion. The Letter of Credit must be issued by a U.S. bank or the U.S. branch of a foreign bank, which is not affiliated with the Customer or its guarantor, with a credit rating of at least A- from S&P and A3 from Moody’s; or
3.Cash for the full Collateral Requirement.
The amount of the Collateral Requirement will be reduced each year of the Contract to reflect maximum Minimum Charges and Exit Fee for the remainder of the Contract.
If the financial condition of the Customer or guarantor changes or market conditions (including ownership/structural changes) change over the term of the Contract, the Company may request updated information to reevaluate the Customer and its Collateral Requirement, which may be adjusted accordingly.
Customer-Owned Generation and Emergency Conditions:
Consistent with Ohio Administrative Code Chapter 4901:1-22, Customers shall enter into an interconnection agreement between the Company and the Customer in advance of connecting any source of power other than the delivery point specified in the Contract. Emergency or backup generation that is not designed to operate in parallel with the Company’s system is not subject to the additional requirements in this section.
With Commission approval, service to any Customer using behind-the-meter generation to serve some or all of its demand that elects not to offset its Contract Capacity with output from its behind-the-meter generation may be suspended by AES Ohio if Customer usage exceeds its Contract Capacity by more than 1,000 kW.
If the Customer elects to use its behind-the-meter generation to offset the Customer’s Contract Capacity (either in initially establishing service or in the context of a subsequent load expansion or behind-the meter generation expansion at the same site, as reflected in a new or updated Contract Capacity), the following requirements will apply. In order to ensure that the Customer’s election to offset the Customer’s capacity does not result in it exceeding its Contract Capacity, equipment must be in place and maintained through the term of the

Filed pursuant to the Opinion and Order in Case No. 25-0958-EL-AIR dated ________ __, ____ of the Public Utilities Commission of Ohio.
Issued	Effective January 1, 2027
Issued by Thomas A. Raga, President

1065 Woodman Dr Dayton, Ohio 45432	Original Sheet No. D23 Page 8 of 9

P.U.C.O. No. 18
ELECTRIC DISTRIBUTION SERVICE
DATA CENTER TARIFF

Contract to instantaneously curtail load equal to or greater than the behind-the-meter generation output, subject to the then-current technical requirements of the transmission provider. If the equipment fails and results in the Customer exceeding its Contract Capacity, the Company reserves the right to raise before the Commission any unresolved reliability or safety concerns based on the facts and circumstances presented at that time.
Nothing in this paragraph affects the Company’s right to disconnect or curtail load in accordance with Emergency Electrical Procedures Sheet No. D11 of the Company’s tariff and Ohio Administrative Code 4901:1-10-16.
Special Terms and Conditions:
This Tariff applies only to the extent permitted by law and is subject to the Company's Terms and Conditions of Service.
Customers served under this Tariff agree to written attestation as part of its Contract that the Customer will follow all applicable technical operating requirements, such as not intentionally or unintentionally cycling load in a way that creates an imbalanced or unacceptable system frequency, and other requirements that will be maintained and periodically updated for the safety of the larger system. Upon detection of any activities outside of the technical requirements, the Company has the right to disconnect.
With Commission approval, service may be suspended by AES Ohio to a Customer under this Tariff (including a Customer with behind-the-meter generation that has elected not to offset its Contract Capacity) if the Customer usage exceeds its Contract Capacity by more than 1,000 kW. If additional capacity is available at the Customer site, the Company may also seek mutual agreement to adjust the Contract Capacity and reserves the right to raise the issue before the Commission if there is no resolution. Nothing in this paragraph affects the provision above regarding behind-the-meter generation or is intended to preclude the Company from disconnecting service or curtailing load to Customer without Commission approval in accordance with Emergency Electrical Procedures Sheet No. D11 in the Company’s tariff and Ohio Administrative Code 4901:1-10-16.
Sections Applicable to Existing Load:
For the avoidance of doubt, the following sections of this Tariff apply to Existing Load: (1) Required Services, (2) Monthly Rates, except for the Supplemental Customer Charge (3) Determination of Kilowatt Billing Demand, (4) Delayed Payment Charge, (5) Applicable Riders, (6) Metering, (7) Customer-Owned Generation and Emergency Conditions, and (8) Special Terms and Conditions. Other terms of service are specified in the Contracts between a Customer with an Existing Load and the Company. Any Customer with load greater than

Filed pursuant to the Opinion and Order in Case No. 25-0958-EL-AIR dated ________ __, ____ of the Public Utilities Commission of Ohio.
Issued	Effective January 1, 2027
Issued by Thomas A. Raga, President

1065 Woodman Dr Dayton, Ohio 45432	Original Sheet No. D23 Page 9 of 9

P.U.C.O. No. 18
ELECTRIC DISTRIBUTION SERVICE
DATA CENTER TARIFF

Contract Capacity associated with an Existing Load is subject to the Tariff for load above the Existing Load’s Contract Capacity.

Filed pursuant to the Opinion and Order in Case No. 25-0958-EL-AIR dated ________ __, ____ of the Public Utilities Commission of Ohio.
Issued	Effective January 1, 2027
Issued by Thomas A. Raga, President

1065 Woodman Dr Dayton, Ohio 45432	Original Sheet No. D26 Page 1 of 2

P.U.C.O. No. 18
ELECTRIC DISTRIBUTION SERVICE
PUBLIC DC FAST ELECTRIC VEHICLE CHARGING

Description:
This Tariff Sheet provides the Customer with Distribution Service from the Company that will be metered and billed on an energy, and monthly customer charge basis for Customers that qualify as a public DC fast charging electric vehicle charging station facility.

Applicability:
Available to any Secondary Nonresidential Customer for DC fast electric vehicle charging stations only, provided that all electric service is supplied at one location on the Customer's premises. This optional rate is applicable for service rendered at Secondary voltage, requires an AMI meter, and the absence of any other load sources under this same service. Customers may elect to move to the standard Secondary Service Tariff Sheet No. D19 at any time.

Required Services:
The Customer may take Generation Service from AES Ohio under Standard Service Tariff Sheet No. G10. Otherwise, the Customer may choose an Alternate Generation Supplier ("AGS") for its Generation Service. If an AGS is chosen: (1) The AGS must sign a service agreement with the Company and abide by the terms of the Alternate Generation Supplier Coordination Tariff Sheet No. G8, and (2) Customer must take service under the Competitive Retail Generation Service Tariff Sheet No. G9. All Customers are required to take service under Tariff Sheet No. T8 of the Transmission Schedule.

Rates:
Customer Charge:
Three-phase Service: $30.55 per Customer
Energy Charge:
$0.0954721 per kWh for all kWh

Minimum Charge:

The Minimum Charge shall be the Customer Charge.

Additional Riders:
Service under this Tariff Sheet shall also be subject to the following riders:
Percentage of Income Payment Plan Rider on Sheet No. D27
Excise Tax Surcharge Rider on Sheet No. D28

Filed pursuant to the Opinion and Order in Case No. 25-0958-EL-AIR dated ________ __, ____ of the Public Utilities Commission of Ohio.
Issued	Effective January 1, 2027
Issued by Thomas A. Raga, President

1065 Woodman Dr Dayton, Ohio 45432	Original Sheet No. D26 Page 2 of 2

P.U.C.O. No. 18
ELECTRIC DISTRIBUTION SERVICE
PUBLIC DC FAST ELECTRIC VEHICLE CHARGING

Tax Savings Credit Rider on Sheet No. D29
Economic Development Rider on Sheet No. D30
Three-Year Rate Plan True-up Rider on Sheet No. D31
Curtailable Use Reliability Benefit on Sheet No. D32
Economic Development Incentive on Sheet No. D33
Legacy Generation Rider on Sheet No. D34
Solar Generation Fund Rider on Sheet No. D35
Infrastructure Investment Rider on Sheet No. D36
Storm Cost Recovery Rider on Sheet No. D37
Distribution Investment Rider on Sheet No. D38
Energy Efficiency Rider on Sheet No. D39
Proactive Reliability Optimization Rider on Sheet No. D40
Customer Programs Rider on Sheet No. D41
Regulatory Compliance Rider on Sheet No. D42
Primary Voltage Metering:
The above rates are based upon Secondary Voltage Level of Service and metering. When metering is at Primary Voltage Level of Service, both the kilowatt billing demand and the energy kilowatt-hours will be adjusted downward by one percent (1%) for billing purposes.
Rules and Regulations:
All Distribution Service of the Company is rendered under and subject to the Rules and Regulations contained within this Schedule and any terms and conditions set forth in any Service Agreement between the Company and the Customer.

Filed pursuant to the Opinion and Order in Case No. 25-0958-EL-AIR dated ________ __, ____ of the Public Utilities Commission of Ohio.
Issued	Effective January 1, 2027
Issued by Thomas A. Raga, President

1065 Woodman Dr Dayton, Ohio 45432	Original Sheet No. D32 Page 1 of 4

P.U.C.O. No. 18
ELECTRIC DISTRIBUTION SERVICE
CURTAILABLE USE RELIABILITY BENEFIT

Applicability:
The Curtailable Use Reliability Benefit Program (“Program”) is available to Energy-Intensive Customers, which shall be defined, unless otherwise provided by the Ohio Administrative Code, as customers that meet any one of the following criteria: (i) the customer has a billing demand greater than 25 MW at a single location, (ii) the customer self-assesses the kWh tax under section 5727.81 of the Revised Code, or (iii) the customer has a peak demand of greater than 1 MW and has a demonstrated ability to curtail or self-generate over 70% of its monthly peak electricity demand within 120 minutes.
To maximize economic development benefits under R.C. 4909.192, customers taking service under Data Center Tariff Sheet D23, shall not be eligible to participate in this Program except through a PUCO-approved reasonable arrangement entered into and approved in accordance with R.C. 4905.31.
Program participation shall commence on January 1, 2028 and shall be limited to 25 MW through December 31, 2028 and 50 MW through December 31, 2029. If oversubscribed on the effective date of the Program, Program capacity shall be assigned on a pro rata basis to participants.
Rates:
In addition to any other charges under any other rate schedules applicable to customer’s service, customers participating in the Program shall also pay the charges and receive the credit set forth below:
Charges:
Program Administrative Charge: $150.00 per month
Program Credit ("PC"):
Customers taking service under this Program shall receive a monthly Program Credit which shall be calculated as follows:
PC = CL x ($6.00) /kW/month
Where:
CL is the Curtailable Load, which shall be calculated by the Company for each customer by subtracting the customer’s contract Firm Load from its monthly highest thirty (30) minute integrated kW load occurring during the weekday hours of 11 a.m. to 5 p.m. Eastern Standard Time (equivalent to noon to 6 p.m. EDT). In no circumstance can the CL be in excess of the customer’s Program capacity.

Filed pursuant to the Opinion and Order in Case No. 25-0958-EL-AIR dated ________ __, ____ of the Public Utilities Commission of Ohio.
Issued	Effective January 1, 2027
Issued by Thomas A. Raga, President

1065 Woodman Dr Dayton, Ohio 45432	Original Sheet No. D32 Page 2 of 4

P.U.C.O. No. 18
ELECTRIC DISTRIBUTION SERVICE
CURTAILABLE USE RELIABILITY BENEFIT

Other Provisions:
A. Firm Load
"Firm Load" shall be that portion of a customer's electric load that is not subject to curtailment. Customers may annually reset their Firm Load levels effective January 1st of each program year by providing Company with written notice of the revised Firm Load level not later than December 15 of the preceding year, provided, however, that if the program is oversubscribed, the customer shall not be permitted to increase its pro-rata share of Program Credits as a result of changing its Firm Load.
B. Service Agreement
Customers taking service under this Program shall execute the Company's standard Service Agreement which, among other things, establish the Customer's Program capacity and Firm Load, and commit the Customer’s Curtailable Load capability to the Company. The Company will hold a competitive RFP to select an independent third-party administrator, which shall not be an affiliate of AES Ohio, to act as the Curtailment Service Provider for participating customers’ Curtailable Load. CRES providers are eligible to participate in the RFP process to act as the independent third-party administrator/CSP.
Service Agreements under this Program shall be made for a Term ending December 31, 2029. If a customer subsequently gives notice during the Term that it no longer desires to participate, the last twelve months of Program Credits will be reversed and the customer will have to repay those Program Credits.
C. Metering
The customer must arrange for interval metering consistent with the Company’s tariffs.
D. Emergency Curtailment Event
Upon advance notification provided by the Company, a customer taking service under this Program must curtail all load above its Firm Load during an Emergency Curtailment Event consistent with the Company’s instructions. For purposes of this Program, an Emergency Curtailment Event shall be one in which the Company or PJM determines that an emergency situation exists that may jeopardize the integrity of either the distribution or transmission system in the area. An Emergency Curtailment Event shall not be requested solely for economic purposes.
If an Emergency Curtailment Event is requested solely by the Company, a customer will be given no less two hours advance notification to curtail all load above its Firm Load during the

Filed pursuant to the Opinion and Order in Case No. 25-0958-EL-AIR dated ________ __, ____ of the Public Utilities Commission of Ohio.
Issued	Effective January 1, 2027
Issued by Thomas A. Raga, President

1065 Woodman Dr Dayton, Ohio 45432	Original Sheet No. D32 Page 3 of 4

P.U.C.O. No. 18
ELECTRIC DISTRIBUTION SERVICE
CURTAILABLE USE RELIABILITY BENEFIT

Emergency Curtailment Event. An Emergency Curtailment Event requested solely by the Company may occur anytime during the year with no restrictions on the number of events or the duration of an event.
If an Emergency Curtailment Event is requested by PJM, a customer will be notified by the Company of the start time of the Emergency Curtailment Event as determined by PJM. The start time of the Emergency Curtailment Event will be approximately thirty (30) minutes from the time the Company receives notification from PJM of the Emergency Curtailment Event. However, PJM at its sole discretion may grant a customer an exception to the thirty (30) minute advance notification time of either sixty (60) minutes or one hundred and twenty (120) minutes based on the customer’s physical capability to provide load reduction. A customer wishing to seek such exception must submit to the Company a completed request form that the Company will then submit to PJM. If PJM approves the customer request for an exception for sixty (60) minutes, then the start time of any PJM-called Emergency Curtailment Events for that customer will be approximately sixty (60) minutes from the time the Company receives notification from PJM of the Emergency Curtailment Event. If PJM approves the customer request for an exception for one hundred and twenty (120) minutes, then the start time of any PJM-called Emergency Curtailment Events for that customer will be approximately one hundred and twenty (120) minutes from the time the Company receives notification from PJM of the Emergency Curtailment Event. An Emergency Curtailment Event requested solely by PJM may occur any day during the year with no restrictions on duration or the number of events that could occur.
During the entire period of an Emergency Curtailment Event, the customer’s actual measured load must remain at or below its Firm Load with such load being measured every clock half hour. A customer's actual measured load shall be determined using the highest kW during the Emergency Curtailment Event.
If at any time during the Emergency Curtailment Event a customer’s actual measured load exceeds its Firm Load, the customer shall be required to forfeit all its Program Credits received under this Program during the current month in which the Emergency Curtailment Event occurred and the preceding twelve months only with respect to the uninterrupted demand (“Program Credit Forfeiture”). The uninterrupted demand will be calculated as the difference between the maximum 30-minute actual measured load during the Emergency Curtailment Event and the Firm Load. To the extent that any penalty relating to this Program is levied by the Federal Energy Regulatory Commission or PJM Interconnection L.L.C. (“PJM”) on the Curtailment Service Provider as a result of non-performance by a program participant during an Emergency Curtailment Event, AES Ohio shall pass such penalties onto non-performing program participants. The non-performing customer(s) shall pay the higher of the Program Credit Forfeiture or the PJM-levied non-performance penalties, but not both.

Filed pursuant to the Opinion and Order in Case No. 25-0958-EL-AIR dated ________ __, ____ of the Public Utilities Commission of Ohio.
Issued	Effective January 1, 2027
Issued by Thomas A. Raga, President

1065 Woodman Dr Dayton, Ohio 45432	Original Sheet No. D32 Page 4 of 4

P.U.C.O. No. 18
ELECTRIC DISTRIBUTION SERVICE
CURTAILABLE USE RELIABILITY BENEFIT

The Company shall pass back to all customers the capacity and energy revenue received from PJM relating to this Program.
The Company shall conduct at least one test event per year to simultaneously interrupt all customers on this Program in the event no Emergency Curtailment Events are called. The Company will schedule the test according to PJM’s testing procedure. Customers shall receive at least one-week advance notification that a two-week testing window will commence and subsequently be notified the day before the testing takes place. All provisions of this Program shall apply to this test.
In the event of any conflict between the terms and conditions set forth in this Program and other service reliability requirements and/or obligations of the Company, the latter shall prevail.
E. Notification
Notification of the beginning and ending of an Emergency Curtailment Event consists of an electronic message issued by the Company to a device or devices such as telephone, text, facsimile, pager or email, selected and provided by the customer and approved by the Company. Two-way information capability shall be incorporated by the Company and the customer in order to provide confirmation of receipt of notification messages. Operation, maintenance and functionality of such communication devices selected by the customer shall be the sole responsibility of the customer.
F. Conditions
Payment by the customer of all charges herein is a condition of service under this Program.

Filed pursuant to the Opinion and Order in Case No. 25-0958-EL-AIR dated ________ __, ____ of the Public Utilities Commission of Ohio.
Issued	Effective January 1, 2027
Issued by Thomas A. Raga, President

1065 Woodman Dr Dayton, Ohio 45432	Original Sheet No. T8 Page 1 of 4

P.U.C.O. No. 18
ELECTRIC TRANSMISSION SERVICE
TRANSMISSION COST RECOVERY RIDER (TCRR)

Description of Service:
This Tariff Sheet provides the Customer with retail transmission service. This Transmission Cost Recovery Rider (TCRR) is designed to recover transmission-related costs imposed on or charged to the Company by FERC or PJM. These costs include but are not limited to:

Network Integration Transmission Service (NITS)
Schedule 1	(Scheduling, System Control and Dispatch Service)
Schedule 1A	(Transmission Owner Scheduling, System Control and Dispatch Services)
Schedule 2	(Reactive Supply and Voltage Control from Generation or Other Sources Services)
Schedule 6A	(Black Start Service)
Schedule 7	(Firm Point-To-Point Service Credits to AEP Point of Delivery)
Schedule 8	(Non-Firm Point-To-Point Service Credits)
Schedule 10-NERC	(North American Electric Reliability Corporation Charge)
Schedule 10-RFC	(Reliability First Corporation Charge)
Schedule 10-Michigan-Ontario Interface	(Phase Angle Regulators Charge)
Schedule 12	(Transmission Enhancement Charge)
Schedule 12A(b)	(Incremental Capacity Transfer Rights Credit)
Schedule 13	(Expansion Cost Recovery Charge)
PJM Emergency Load Response Program – Load Response Charge Allocation
Part V – Generation Deactivation
Applicability:
Required for any Customer served under the Electric Distribution Service Tariff Sheet D17-D26 based on the following rates.

Filed pursuant to the Finding and Order in Case No. 25-0958-EL-AIR dated ________ __, ____ of the Public Utilities Commission of Ohio.
Issued	Effective January 1, 2027
Issued by Thomas A. Raga, President

1065 Woodman Dr Dayton, Ohio 45432	Original Sheet No. T8 Page 2 of 4

P.U.C.O. No. 18
ELECTRIC TRANSMISSION SERVICE
TRANSMISSION COST RECOVERY RIDER (TCRR)

Charges:
Minimum Demand for Customers with Service Agreements:
Notwithstanding the charges identified below, for any Customer taking service under any service agreement that specifies a minimum load obligation, the Customer’s applicable billing demand or NSPL under this Tariff Sheet shall be the greater of: (a) the Customer’s billing demand or NSPL otherwise determined under this Tariff Sheet, or (b) the minimum load specified in the Customer’s applicable service agreement for the relevant billing period.
Residential:
Energy Charge    $0.0179223per kWh
Residential Heating:
Energy Charge    $0.0179223per kWh
Pursuant to the August 9, 2023 Opinion and Order issued by the Public Utilities Commission of Ohio in Case No. 22-0900-EL-SSO, et al., AES Ohio will bill all non-residential customers taking service at primary voltage and above, and any non-residential customers taking service at secondary voltage that opt-in, for all TCRR demand charges on the basis of their Network Service Peak Load (NSPL).
Secondary:
Demand Charge    $4.3554372 per kW or NSPL for all kW or NSPL of Billing     Demand
Energy Charge    $0.0007632 per kWh
County Fair and Agricultural Societies:
Energy Charge    $0.0132946 per kWh
If the Low-Load Factor Charge provision contained in Electric Distribution Service Tariff Sheet No. D19 applies, the Customer will be charged an energy charge of $0.0549634 per kWh for all kWh in lieu of the above demand and energy charges.
Primary:
Demand Charge    $5.3333766 per NSPL for all NSPL of Billing Demand
Energy Charge    $0.0007632 per kWh

Filed pursuant to the Finding and Order in Case No. 25-0958-EL-AIR dated ________ __, ____ of the Public Utilities Commission of Ohio.
Issued	Effective January 1, 2027
Issued by Thomas A. Raga, President

1065 Woodman Dr Dayton, Ohio 45432	Original Sheet No. T8 Page 3 of 4

P.U.C.O. No. 18
ELECTRIC TRANSMISSION SERVICE
TRANSMISSION COST RECOVERY RIDER (TCRR)

County Fair and Agricultural Societies:
Energy Charge    $0.0098255 per kWh
If the Low-Load Factor Charge provision contained in Electric Distribution Service Tariff Sheet No. D20 applies, the Customer will be charged an energy charge of $0.0621204 per kWh in lieu of the above demand and energy charges.
Primary-Substation:
Demand Charge    $5.3269987 per NSPL for all NSPL of Billing Demand
Energy Charge    $0.0007632 per kWh
High Voltage:
Demand Charge    $5.3177087 per NSPL for all NSPL of Billing Demand
Energy Charge    $0.0007632 per kWh
Data Center:
Demand Charge    $5.3177087 per NSPL for all NSPL of Billing Demand
Energy Charge    $0.0007632 per kWh
Data Center customer’s applicable billing demand or NSPL under this Tariff Sheet shall be the greater of: (a) the Customer’s billing demand or NSPL otherwise determined under this Tariff Sheet, or (b) the Minimum Billing Demand specified in the Data Center Tariff D23 for the relevant billing period.
Private Outdoor Lighting:

3,600 Lumens Light Emitting Diode (LED)	$0.0113372/lamp/month
8,400 Lumens Light Emitting Diode (LED)	$0.0242940/lamp/month
9,500 Lumens High Pressure Sodium	$0.0315822/lamp/month
28,000 Lumens High Pressure Sodium	$0.0777408/lamp/month
7,000 Lumens Mercury	$0.0607350/lamp/month
21,000 Lumens Mercury	$0.1247092/lamp/month
2,500 Lumens Incandescent	$0.0518272/lamp/month
7,000 Lumens Fluorescent	$0.0534468/lamp/month
4,000 Lumens PT Mercury	$0.0348214/lamp/month

Filed pursuant to the Finding and Order in Case No. 25-0958-EL-AIR dated ________ __, ____ of the Public Utilities Commission of Ohio.
Issued	Effective January 1, 2027
Issued by Thomas A. Raga, President

1065 Woodman Dr Dayton, Ohio 45432	Original Sheet No. T8 Page 4 of 4

P.U.C.O. No. 18
ELECTRIC TRANSMISSION SERVICE
TRANSMISSION COST RECOVERY RIDER (TCRR)

Street Lighting:
Energy Charge    $0.0008260per kWh
Determination of Kilowatt Billing Demand:
Billing demand shall be determined as defined on the applicable Electric Distribution Service Tariff Sheet Nos. D17 through D26.
Transmission Rules and Regulations:
All retail electric transmission and ancillary services of the Company are rendered under and subject to the Rules and Regulations contained in this Schedule and any terms and conditions set forth in any Service Agreement between the Company and the Customer.
Except where noted herein, this service shall be provided under the terms, conditions, and rates of PJM’s Tariff filed at the Federal Energy Regulatory Commission.
Rider Updates:
The charges contained in this Rider shall be updated and reconciled on an annual basis. The TCRR shall be filed with the Public Utilities Commission of Ohio on or before March 15 of each year and be effective for bills rendered June 1 through May 31 of the subsequent year, unless otherwise ordered by the Commission.
This Rider is subject to reconciliation, including but not limited to, refunds to customers, based upon the results of audits as approved and ordered by the Commission.

Filed pursuant to the Finding and Order in Case No. 25-0958-EL-AIR dated ________ __, ____ of the Public Utilities Commission of Ohio.
Issued	Effective January 1, 2027
Issued by Thomas A. Raga, President

CERTIFICATE OF SERVICE
I certify that a copy of the foregoing Stipulation and Recommendation has been served via electronic mail upon the following counsel of record, this 21st day of July, 2026:

Thomas Lindgren, Esq.
Amy Botschner O'Brien, Esq. Janet Gregory, Esq.
Lori Keating, Esq.
ASSISTANT ATTORNEYS GENERAL
30 East Broad Street, 16th Floor Columbus, OH 43215 thomas.lindgren@ohioago.gov amy.botschnerobrien@ohioago.gov janet.gregory@ohioago.gov lori.keating@ohioago.gov

Counsel for Staff of the Public Utilities Commission of Ohio

Donald Kral, Esq. John Finnigan, Esq. Alex Hickey, Esq. Thomas Zuehlke, Esq.
OFFICE OF THE OHIO CONSUMERS' COUNSEL
65 East State Street, Suite 700
Columbus, OH 43215 donald.kral@occ.ohio.gov john.finnigan@occ.ohio.gov alex.hickey@occ.ohio.gov thomas.zuehlke@occ.ohio.gov
Counsel for the Office of the Ohio Consumers' Counsel

Michael L. Kurtz, Esq. Jody Kyler Cohn, Esq. BOEHM, KURTZ & LOWRY 425 Walnut Street, Suite 2400 Cincinnati, OH 45202 mkurtz@bkllawfirm.com jkylercohn@bkllawfirm.com Counsel for Ohio Energy Group	David F. Proaño, Esq. Benjamin A. Kurtz, Esq. BAKER & HOSTETLER LLP 127 Public Square, Suite 2000 Cleveland, OH 44114 dproano@bakerlaw.com bkurtz@bakerlaw.com Counsel for Ohio Energy Leadership Council
Trent Dougherty, Esq. HUBAY DOUGHERTY LLC 1391 Grandview Avenue, #12460 Columbus, OH 43212 trent@hubaydougherty.com Counsel for the Citizens' Utility Board of Ohio	Angela Paul Whitfield, Esq. CARPENTER LIPPS LLP 280 North High Street, Suite 1300 Columbus, OH 43215 paul@carpenterlipps.com Counsel for The Kroger Co.

Kimberly W. Bojko, Esq. Emma Y. Easley, Esq.
April G. Stevens, Esq. CARPENTER LIPPS LLP
280 North High Street, Suite 1300
Columbus, OH 43215 bojko@carpenterlipps.com easley@carpenterlipps.com stevens@carpenterlipps.com
Counsel for the Ohio Manufacturers' Association Energy Group

Karin Nordstrom, Esq. Chris Tavenor, Esq.
Maria Ukattah, Esq.
OHIO ENVIRONMENTAL COUNCIL
556 East Town Street Columbus, OH 43215 knordstrom@theoec.org ctavenor@theoec.org mukattah@theoec.org
Counsel for The Ohio Environmental Council

Drew B. Romig, Esq. Brian A. Gibbs, Esq.
Kathleen M. McManus, Esq. NATIONWIDE ENERGY PARTNERS
230 West Street, Suite 250
Columbus, OH 43215 dromig@nationwideenergypartners.com brian.gibbs@nationwideenergypartners.com kmcmanus@nationwideenergypartners.com

Counsel for Nationwide Energy Partners

Janean R. Weber, Esq. Erica McConnell, Esq.
ENVIRONMENTAL LAW & POLICY CENTER
20 E. Broad St., Suite 318
Columbus, OH 43215 jweber@elpc.org emcconnell@elpc.org

Counsel for the Environmental Law & Policy Center

Robert Dove, Esq. KEGLER BROWN HILL + RITTER CO., LPA 65 East State Street, Suite 1800 Columbus, OH 43215 rdove@keglerbrown.com Counsel for the City of Dayton
Carrie H. Grundmann, Esq.
SPILMAN THOMAS & BATTLE, PLLC
110 Oakwood Drive, Suite 500
Winston-Salem, NC 27103 cgrundmann@spilmanlaw.com

Joseph C. Unger, Esq.
SPILMAN THOMAS & BATTLE, PLLC
300 Kanawha Blvd., East
P.O. Box 273
Charleston, WV 25321-0273 junger@spilmanlaw.com

Counsel for Walmart Inc.

Devin D. Parram, Esq. Matthew W. Warnock, Esq. Rachael N. Guastella, Esq.
BRICKER GRAYDON WYATT LLP
100 South Third Street Columbus, OH 43215 dparram@bricker.com mwarnock@bricker.com rguastella@bricker.com
Glenn S. Krassen, Esq. Patrick G. O'Connor, Esq.
NORTHEAST OHIO PUBLIC ENERGY COUNCIL
31360 Solon Road, Suite 33
Solon, OH 44139 gkrassen@nopec.org poconnor@nopec.org
Counsel for Northeast Ohio Public Energy Council

Robert Dove, Esq.
KEGLER BROWN HILL + RITTER CO., L.P.A.
65 East State Street, Suite 1800
Columbus, OH 43215-4295 rdove@keglerbrown.com

Counsel for Ohio Partners for Affordable Energy

Matthew McDonnell, Esq. Michael Nugent, Esq.
IGS ENERGY
6100 Emerald Parkway
Dublin, OH 43016 matt.mcdonnell@igs.com michael.nugent@igs.com

Counsel for IGS Energy

Kara H. Herrnstein, Esq. Griffen H. Hess, Esq. BRICKER GRAYDON WYATT LLP 100 South Third Street Columbus, OH 43215 kherrnstein@bricker.com ghess@bricker.com Counsel for Retail Energy Supply Association
Michael J. Settineri Gretchen L. Petrucci
VORYS, SATER, SEYMOUR and PEASE LLP
52 East Gay Street Columbus, OH 43215 mjsettineri@vorys.com glpetrucci@vorys.com
Counsel for Constellation Energy Generation, LLC and Constellation NewEnergy, Inc.

Stephanie M. Chmiel THOMPSON HINE, LLP
41 South High Street, Suite 1700
Columbus, OH 43215 stephanie.chmiel@thompsonhine.com

Kurt P. Helfrich Lija Kaleps-Clark
BUCKEYE POWER, INC.
6677 Busch Blvd.
Columbus, Ohio 43229 khelfrich@ohioec.org lkaleps@ohioec.org

Counsel for Buckeye Power, Inc.

/s/ Jeffrey S. Sharkey     Jeffrey S. Sharkey